EXHIBIT 99


FOR IMMEDIATE RELEASE                        Contact: Keith Brown
                                                      Corporate Development
                                                      407-532-1000 or
                                                      Michael Sitrick
                                                      Sitrick and Company
                                                      310-788-2850

       SUNTERRA NAMES CRANDALL, COO OF BASS INVESTMENT VEHICLE, CHAIRMAN; MORISON, A SENIOR BANKING EXEC, AS CO-CEO, PRESIDENT, AND A DIRECTOR

       ORLANDO, FL (FEBRUARY 28, 2000) - Sunterra Corporation (NYSE: OWN) today announced the appointment of J. Taylor Crandall, as interim Chairman of the Board and T. Lincoln "Lin" Morison, as co-chief executive officer, president, and a director of the Company.

       Mr. Crandall, who has been a director of the Company since October
1997, succeeds current Sunterra Board co-chairs Jody Gessow and Steve Kenninger, who will remain as directors of the Corporation. Mr. Crandall, 46, is Chief Operating Officer of Keystone, Inc., the principal investment vehicle of Robert
M. Bass of Fort Worth, Texas, and is a managing partner at Oak Hill Capital Partners of New York, New York. He has served as Vice President and Chief Financial Officer of Keystone, Inc. since October 1996, and has been Chief Operating Officer since August 1998.

       Mr. Morison, 59, will share the CEO post with Richard Harrington. He capped a long and distinguished career at The First National Bank of Boston, as Executive Vice President in charge of the National Banking Group. Mr. Morison was also most recently Chairman / President / CEO of First National Bank of Ipswich. After graduating from Williams College, he worked for Peat, Marwick, Mitchell & Co., before starting his banking career.

       After a transitional period, Mr. Harrington will return to Europe. "Lin has been working closely with the Board, the management team and me for the last 30 days on a consulting basis and I am delighted that he has agreed to become a permanent part of the team," said Mr. Harrington. "He will make a significant contribution to the growth of this Company". In addition to his transitional role as co-CEO, Mr. Harrington will also continue as Chairman of the company's European subsidiary and a director of Sunterra Corporation.

       "Lin's extensive banking background, contacts and insights will be an invaluable asset to our company," Mr. Crandall said, "especially since we are in the midst of implementing new financing strategies. Lin brings 30 years of experience in domestic and international banking, finance and accounting to this position in addition to his broad and varied set of management talents and skills, in large and small organizations, including his role in turning around a troubled community bank".

       Sunterra Corporation, the world's largest vacation ownership company, has 90 resorts throughout North America, Europe, the Caribbean, Hawaii, Latin America, and

Asia. Sunterra also manages 18 condominium resorts and hotels in Hawaii; and, operates Club Sunterra, the world's most extensive points-based vacation system.

       Sunterra Corporation became a publicly traded company in 1996 and has subsequently grown from nine resorts to its current worldwide network of company owned and managed resorts. In addition, during this period its member base has expanded from 25,000 owners to more than 275,000 owners and members. Sunterra Corporation's website is WWW.SUNTERRA.COM


                                     # # #